Exhibit 99.1

Calavo Growers, Inc. Announces Fourth Quarter and
Fiscal 2022 Financial Results

Delivered fourth quarter and full year earnings improvement, led by

Prepared segment recovery

SANTA PAULA, Calif., Dec. 20, 2022—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of convenient, ready-to-eat fresh food, today reported its financial results for the fiscal fourth quarter and fiscal year ended October 31, 2022.

Fourth Quarter Financial Overview

●	Total revenue of $243.6 million, an 11% decline from prior year
o	Grown segment revenue declined 20% year-over-year to $119.1 million
o	Prepared segment revenue increased 0.6% year-over-year to $125.0 million
●	Gross profit of $20.4 million compared to $9.1 million for the year-ago quarter
o	Grown segment gross profit increased $1.1 million from prior year to $8.6 million
o	Prepared segment gross profit increased $10.1 million from prior year to $11.8 million
●	Net loss of $(3.3) million, or $(0.19) per diluted share, compared to net loss of $(13.0) million, or $(0.73) per diluted share, for the same period last year
●	Adjusted net income of $0.6 million, or $0.03 per diluted share, compared to adjusted net loss of $(1.4) million, or $(0.08) per diluted share for the year-ago quarter
●	Adjusted EBITDA of $9.6 million, or $0.55 per diluted share compared to $1.4 million, or $0.08 per diluted share for the same period last year

Adjusted net income (loss) and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below.

Calavo Growers, Inc.

Fiscal Year 2022 Financial Overview

•	Total revenue of $1.2 billion, compared to $1.1 billion for fiscal year 2021
•	Gross profit of $73.8 million compared to $57.4 million for fiscal year 2021
•	Net loss of $(6.2) million, or $(0.35) per share, compared to a net loss of $(11.8) million, or $(0.67) per share for fiscal year 2021
•	Adjusted net income of $8.9 million, or $0.50 per share, compared to adjusted net income of $6.2 million, or $0.35 per diluted share for fiscal year 2021
•	Adjusted EBITDA of $35.1 million, compared to $26.8 million for fiscal year 2021
•	Reduced net debt by approximately $38 million

Fourth Quarter and Fiscal Year Highlights

•	Established new executive leadership team and better aligned corporate compensation programs to company performance
•	Achieved significant performance improvement in Prepared segment
•	Realized $16 million of benefits from Project Uno in Q4 and $46 million for full year
•	Generated $18.5 million in gross proceeds from sale of non-strategic Limoneira shares
•	Launched a brand refresh, updating the company’s logo, tagline, brand personality and website to support Calavo’s One Company vision
•	Announced official certification and opening of Jalisco avocado packing facility for the U.S. market

Management Commentary

“In the fourth quarter, we generated sequential and year-over-year improvements in total company gross profit and adjusted EBITDA led by our Prepared segment with both the guacamole and fresh-cut fruit and vegetable divisions contributing to the continued momentum,” said Brian W. Kocher, President and Chief Executive Officer of Calavo Growers, Inc. “Earnings were moderated by the Grown segment, which had a slower than anticipated recovery from the challenging market conditions that occurred late in the third quarter.

“Prepared segment gross profit for the quarter increased $10.1 million versus the prior year quarter, achieving a gross margin of 9.4%. The gross profit increase occurred across the segment with the fresh-cut division , formerly RFG, generating a gross margin of over 8% and the guacamole division, formerly Foods, realizing a gross margin of about 14% as fruit input costs declined over the course of the quarter. Grown segment gross profit increased versus the prior year quarter despite a 4% decline in avocado volume as avocado earnings per carton increased and performance in our tomato and papaya business improved.

“For the fiscal year, both the Grown and Prepared segments contributed to higher earnings, with the Prepared segment showing significant improvement as a result of Project Uno initiatives. Prepared gross profit more than doubled as improvements in the fresh-cut division more than compensated for lower profit in the guacamole division caused by input cost pressure. Grown gross

Calavo Growers, Inc.

profit increased as avocado volume declines of 12% were more than offset by higher gross profit per carton.

“The mindset of continuous improvement established with Project Uno has led to $46 million in benefits in fiscal 2022 from pricing initiatives, SKU rationalization, unified procurement, labor efficiencies, freight consolidation and administrative synergies. Since its inception, Project Uno has systematically focused on improving profitability. It isn’t a one-time program, and I’m pleased to report that the practices and attitudes we’ve developed around Project Uno are being integrated into our daily operations and we will continue the focus even if we no longer report specifically on Project Uno.”

Fourth Quarter 2022 Consolidated Financial Review

Total revenue for the fourth quarter 2022 was $243.6 million, compared to $273.4 million for the fourth quarter 2021, a decline of 11%. Grown segment sales decreased 20% and Prepared segment sales increased 0.6%. The average selling price of avocados in the Company’s Grown segment decreased by 20% while volumes were down 4.2% versus the prior-year period.

Gross profit for the fourth quarter was $20.4 million, or 8.3% of revenue, compared to $9.1 million, or 3.3% of revenue, for the same period last year.

Selling, general and administrative (SG&A) expenses for the fourth quarter totaled $17.1 million compared to $16.3 million for the same period last year. SG&A was higher than prior year mainly due to higher costs associated with compensation including short-term incentive expense.

Net loss for the fourth quarter was $(3.3) million, or $(0.19) per share. This compares with a net loss of $(13.0) million, or $(0.73) per diluted share, for the same period last year.

Adjusted net income was $0.6 million, or $0.03 per diluted share, compared to adjusted net loss of $(1.4) million, or $(0.08) per diluted share last year.

Adjusted EBITDA was $9.6 million, or $0.55 per diluted share, compared to $1.4 million, or $0.08 per diluted share for the same period last year.

Balance Sheet and Liquidity

The Company ended the quarter with $7.2 million of total debt, which included $1.2 million of borrowings under its line of credit and $6.0 million of other long-term obligations and finance leases. Cash and cash equivalents (unrestricted) totaled $2.1 million as of October 31, 2022.

Calavo Growers, Inc.

Fourth Quarter Business Segment Performance

Grown

Fourth quarter 2022 sales in Calavo’s Grown business segment were $119.1 million, down 20% from $149.8 million for the same period last year. Avocado prices were 20% lower year-over-year, and avocado volume was 4.2% lower. Grown segment gross profit for the fourth quarter was $8.6 million compared to $7.4 million for the same period last year. The increase in gross profit primarily was driven by higher avocado earnings per carton in addition to higher earnings in our tomato and papaya business. Although improved versus the prior year, the volume and margin recovery in our avocado business occurred more gradually from the third quarter than anticipated. By October, margins were improving and volume was increasing. Industry volume from Mexico in Q4 was estimated to be up about 12% versus the prior year.

Prepared

Prepared segment sales in the fourth quarter of 2022 were $125.0 million, up from $124.2 million in the same period last year, benefitting from price and mix improvements. Segment gross profit was $11.8 million, increasing more than $10 million from the same period last year primarily due to the benefits from ongoing performance initiatives in our fresh-cut division. The Prepared segment generated a gross margin of over 9%, which consisted of a gross margin of over 8% in the fresh-cut division and about 14% in the guacamole division. Along with steady improvement in the fresh-cut division, guacamole margins normalized during the quarter as fruit input costs declined and operational initiatives drove cost benefits. From Q3 to Q4, fruit input costs declined by about 50%.

2023 Outlook

In fiscal 2023, we expect and plan for several market trends and corporate initiatives:

•

We estimate the Mexican avocado crop will be 10-20% larger in 2023 and Jalisco fruit will be available for the full year; we expect our Mexican avocado volume to grow in conjunction with increased supplies from Mexico and generally expect volume growth across the businesses

•	Avocado pricing is expected to decline with increased supply, but we expect to maintain our targeted gross profit per carton between $3 and $4
•	Input costs for guacamole are expected to be lower due to the supply outlook; we expect gross margin to approximate 25% in the guacamole division
•

Performance in our fresh-cut business is expected to continue improving in 2023, and we expect to exit 2023 delivering a gross margin run rate of 10-12%; however, we expect the first quarter to be weaker due to seasonality

•	We expect around 15-20% of our full year earnings to be generated in Q1 and our Q1 Prepared earnings to decline by about a third from the Q4 level due to seasonality
•	We expect 2023 capital expenditures to approximate $18 million

Calavo Growers, Inc.

Non-GAAP Financial Measures

This press release includes non-GAAP measures such as EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS, which are not prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.”

EBITDA is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) interest income and expense, (2) income tax (benefit) provision, (3) depreciation and amortization and (4) stock-based compensation expense. Adjusted EBITDA is EBITDA with further adjustments for (1) non-cash net losses (income) recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted EBITDA is a primary metric by which management evaluates the operating performance of the business, on which certain operating expenditures and internal budgets are based. Additionally, the Company’s senior management is compensated in part on the basis of Adjusted EBITDA. The adjustments to calculate EBITDA and adjusted EBITDA are items recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded.

Adjusted net income is defined as net income (loss) attributable to Calavo Growers, Inc. excluding (1) non-cash net losses recognized from unconsolidated entities, (2) goodwill impairment, (3) write-off of long-lived assets, (4) acquisition-related costs, (5) restructuring-related costs, including certain severance costs, (6) certain litigation and other related costs, and (7) one-time items. Adjusted net income and the related measure of adjusted diluted EPS exclude certain items that are recognized and recorded under GAAP in particular periods but might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded. We believe adjusted net income affords investors a different view of the overall financial performance of the Company than adjusted EBITDA and the GAAP measure of net income (loss) attributable to Calavo Growers, Inc.

Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

Items are considered one-time in nature if they are non-recurring, infrequent or unusual and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. One-time items are identified in the notes to the reconciliations in the financial tables that accompany this release.

Non-GAAP information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. None of these metrics are presented as measures of liquidity. The way the Company measures EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS may not be comparable to similarly titled measures presented by other companies and may not be identical to corresponding measures used in Company agreements.

Calavo Growers, Inc.

Conference Call and Webcast

Calavo will host a conference call, today at 5:00 pm ET/2:00 pm PT to discuss its financial results. The conference call may be accessed by dialing 877-407-3982 (domestic) or 201-493-6780 (international) with conference ID: 13734664. A live audio webcast of the call also will be available on the Investor Relations section of Calavo’s website at Events & Presentations | Calavo Growers, Inc. and will be archived for replay.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands.

Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Safe Harbor Statement

This press release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as "anticipates," "estimates," "expects," "projects," "intends," "plans" and "believes," among others, generally identify forward-looking statements. Risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements include, but are not limited to, the following: the ability of our new management team, including future additions, to work together successfully; the impact of Project Uno initiatives on our business, results of operations, and financial condition, including uncertainty as to whether the desired effects will be achieved; the impact of the COVID-19 pandemic on our business, results of operations, and financial condition, including, but not limited to, disruptions in the manufacturing of our products and the operations of the related supply chains supporting our ability to deliver our products to consumers, impacts on our employees and uncertainty regarding our ability to implement health and safety measures for our employees, uncertainties regarding consumer demand for our products, impact on our foodservice customers, increased costs, the impact of governmental trade restrictions imposed as a result of COVID-19 and the possible adverse impact of COVID-19 on our goodwill and other intangible assets; our ability to raise prices, particularly in our Prepared segment, to offset increases in costs of goods sold, and the impact of such price increases on future net sales;

Calavo Growers, Inc.

seasonality of our business; sensitivity of our business to changes in market prices of avocados and other agricultural products and other raw materials including fuel, packaging and paper; potential disruptions to our supply chain; risks associated with potential future acquisitions, including integration; potential exposure to data breaches and other cyber-attacks on our systems or those of our suppliers or customers; dependence on large customers; dependence on key personnel, including personnel that have not yet been hired, and access to labor necessary for us to render services; susceptibility to wage inflation; potential for labor disputes; reliance on co-packers for a portion of our production needs; competitive pressures, including from foreign growers; risks of recalls and food-related injuries to our customers; changing consumer preferences; the impact of environmental regulations, including those related to climate change; risks associated with the environment and climate change, especially as they may affect our sources of supply; our ability to develop and transition new products and services and enhance existing products and services to meet customer needs; risks associated with doing business internationally (including possible restrictive U.S. and foreign governmental actions, such as restrictions on transfers of funds and restrictions as a result of COVID-19 and trade protection measures such as import/export/customs duties, tariffs and/or quotas and currency fluctuations); risks associated with receivables from, loans to and/or equity investments in unconsolidated entities; volatility in the value of our common stock; the impact of macroeconomic trends and events; and the resolution of pending investigations, legal claims and tax disputes, including an assessment imposed by the Mexican Tax Administrative Service (the “SAT”) and our defenses against collection activities commenced by the SAT.

For a further discussion of these risks and uncertainties and other risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact	Media Contact
Julie Kegley, Senior Vice President	Thomas Federl, VP Communications, Marketing & ESG
Financial Profiles, Inc.	Calavo Growers, Inc.
calavo@finprofiles.com	Thomas.Federl@calavo.com
310-622-8246	843-801-4174

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

(in thousands)

	October 31,
	2022	2021

Assets
Current assets:
Cash and cash equivalents	$2,060	$1,885
Restricted cash	1,074	970
Accounts receivable, net of allowances of $4,199 (2022) and $4,816 (2021)	59,016	78,866
Inventories	38,830	40,757
Prepaid expenses and other current assets	8,868	11,946
Advances to suppliers	12,430	6,693
Income taxes receivable	3,396	11,524
Total current assets	125,674	152,641
Property, plant, and equipment, net	113,310	118,280
Operating lease right-of-use assets	54,518	59,842
Investment in Limoneira Company	—	27,055
Investments in unconsolidated entities	3,782	4,346
Deferred income taxes	5,433	5,316
Goodwill	28,653	28,653
Intangibles, net	7,206	8,769
Other assets	47,170	40,500
	$385,746	$445,402
Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$20,223	$23,033
Trade accounts payable	10,436	9,794
Accrued expenses	51,795	42,063
Dividend payable	—	20,330
Other current liabilities	11,000	11,000
Current portion of operating leases	6,925	6,817
Current portion of long-term obligations and finance leases	1,574	1,587
Total current liabilities	101,953	114,624
Long-term liabilities:
Borrowings pursuant to credit facilities, long-term	1,200	37,700
Long-term operating leases, less current portion	52,140	57,561
Long-term obligations and finance leases, less current portion	4,447	5,553
Other long-term liabilities	2,635	3,081
Total long-term liabilities	60,422	103,895
Commitments and contingencies
Shareholders’ equity:
Total shareholders’ equity	223,371	226,883
	$385,746	$445,402

Calavo Growers, Inc.

CALAVO GROWERS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended		Year ended
	October 31,		October 31,
	2022	2021	2022	2021

Net sales	$243,571	$273,424	$1,191,073	$1,055,830
Cost of sales	223,210	264,305	1,117,228	998,405
Gross profit	20,361	9,119	73,845	57,425
Selling, general and administrative	17,132	16,305	65,698	56,679
Expenses related to Mexican tax matters	269	455	1,417	1,797
Impairment and charges related to Florida facility closure	—	9,162	959	9,162
Gain on sale of Temecula packinghouse	(54)	(54)	(216)	(216)
Operating income	3,014	(16,749)	5,987	(9,997)
Interest expense	(414)	(225)	(1,686)	(798)
Other income, net	84	559	1,517	1,351
Recovery on reserve for FreshRealm note receivable	—	—	—	6,130
Realized and unrealized net gain (loss) on Limoneira shares	(2,802)	(2,985)	(8,605)	3,858
Income (loss) before income taxes and loss from unconsolidated entities	(118)	(19,400)	(2,787)	544
Income tax (provision) benefit	(3,614)	6,326	(3,251)	(10,747)
Net income (loss) from unconsolidated entities	248	36	(564)	(1,719)
Net loss	(3,484)	(13,038)	(6,602)	(11,922)
Add: Net loss attributable to noncontrolling interest	168	83	353	104
Net loss attributable to Calavo Growers, Inc.	$(3,316)	$(12,955)	$(6,249)	$(11,818)

Calavo Growers, Inc.’s net loss per share:
Basic	$(0.19)	$(0.73)	$(0.35)	$(0.67)
Diluted	$(0.19)	$(0.73)	$(0.35)	$(0.67)

Number of shares used in per share computation:
Basic	17,664	17,635	17,663	17,621
Diluted	17,664	17,635	17,663	17,621

Calavo Growers, Inc.

CALAVO GROWERS, INC.

NET SALES AND GROSS PROFIT BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

			Interco.
	Grown	Prepared	Elimins.	Total

	(All amounts are presented in thousands)
Three months ended October 31, 2022
Net sales	$119,098	$124,979	$(506)	$243,571
Cost of sales	110,527	113,189	(506)	223,210
Gross profit	$8,571	$11,790	$—	$20,361

Three months ended October 31, 2021
Net sales	$149,803	$124,203	$(582)	$273,424
Cost of sales	142,371	122,516	(582)	264,305
Gross profit	$7,432	$1,687	$—	$9,119

For three months ended October 31, 2022 and 2021, inter-segment sales and cost of sales of $0.5 million and $0.6 million between Grown and Prepared were eliminated.

			Interco.
	Grown	Prepared	Elimins.	Total

	(All amounts are presented in thousands)
Year ended October 31, 2022
Net sales	$700,270	$492,868	$(2,065)	$1,191,073
Cost of sales	650,105	469,188	(2,065)	1,117,228
Gross profit	$50,165	$23,680	$—	$73,845

Year ended October 31, 2021
Net sales	$588,527	$469,800	$(2,497)	$1,055,830
Cost of sales	540,740	460,162	(2,497)	998,405
Gross profit	$47,787	$9,638	$—	$57,425

For fiscal year 2022 and 2021, inter-segment sales and cost of sales of $2.1 million and $2.5 million between Grown and Prepared were eliminated.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF ADJUSTED NET INCOME AND EPS (UNAUDITED)

(in thousands, except per share amounts)

The following table presents adjusted net income and adjusted diluted EPS, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., and Diluted EPS, which are the most directly comparable GAAP measures. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended October 31,		Year ended October 31,
	2022	2021	2022	2021
Net loss attributable to Calavo Growers, Inc.	$(3,316)	$(12,955)	$(6,249)	$(11,818)
Non-GAAP adjustments:
Non-cash losses (income) recognized from unconsolidated entities (a)	(248)	(36)	564	1,719
Loss (recovery) from FreshRealm and other related expenses (b)	—	—	580	(5,989)
Acquisition costs (c)	—	—	—	262
Net (gain) loss on Limoneira shares (d)	3,125	2,985	8,928	(3,858)
RFG rent expense add back (e)	108	108	432	396
Restructure costs - consulting, management recruiting and severance (f)	440	2,370	4,914	3,180
Mexican tax matters (g)	709	455	2,343	14,270
Impairment, losses and charges related to property, plant and equipment (h)	186	9,748	1,145	9,748
Tax impact of adjustments (i)	(408)	(4,095)	(3,788)	(1,690)
Adjusted net income (loss) attributed to Calavo Growers, Inc.	$596	$(1,420)	$8,869	$6,220

Calavo Growers, Inc.’s net income (loss) per share:
Diluted EPS (GAAP)	$(0.19)	$(0.73)	$(0.35)	$(0.67)
Adjusted Diluted EPS	$0.03	$(0.08)	$0.50	$0.35

Number of shares used in per share computation:
Diluted	17,664	17,635	17,663	17,621

(a)	For the three months ended October 31, 2022 and 2021, we realized income from Agricola Don Memo totaling $0.2 million and less than $0.1 million. For the year ended October 31, 2022 and 2021, we realized losses from Agricola Don Memo totaling $0.6 million and $1.7 million.
(b)	In July 2021, as part of the FreshRealm Separation Agreement, FreshRealm paid Calavo the Loan Payoff Amount of $6.0 million, and we recorded the receipt on the statement of operations as a recovery of the reserve for collectability of the FreshRealm note receivable. For the year ended October 31, 2022, we recognized a return to provision discrete tax expense of $0.6 million due to the finalization of the tax treatment of the loss related to the previously recorded impairment of the investment in FreshRealm.
(c)	For the year ended October 31, 2021, we incurred professional service costs related to a considered but non-consummated acquisition.
(d)	For the three months ended October 31, 2022 and 2021, we recorded realized and unrealized losses of $3.1 million and $3.0 million, respectively. For the year-ended October 31, 2022 and 2021, we recorded realized and unrealized losses of $8.6 million, and unrealized gains of $3.9 million on Limoneira shares. For the year ended October 31, 2022, we sold our entire investment of 1,677,299 shares of Limoneira stock. We incurred $0.3 million of broker fees as part of the sale of Limoneira stock.

Calavo Growers, Inc.

(e)	For the three months ended October 31, 2022 and 2021, we incurred $0.1 million related to rent paid for Prepared’s former corporate office space that we have vacated and plan to sublease. For the year ended October 31, 2022 and 2021, we incurred $0.4 million related to rent paid for RFG corporate office space that we have vacated and plan to sublease.
(f)	For the year ended October 31, 2022 and 2021, we recorded $2.8 million and $0.9 million of consulting expenses related to an enterprise-wide strategic business operations study conducted by a third-party management consulting organization for the purpose of restructuring to improve the profitability of the organization and efficiency of our operations. For the three months ended October 31, 2021, we recorded $0.8 million of these consulting expenses. In addition, for the three and twelve months ended October 31, 2022, we recorded $0.1 million and $1.4 million of severance accrual related to the Project Uno restructuring. For the three months and twelve months ended October 31, 2022, we incurred $0.3 million and $0.7 million related to management recruiting and severance costs in connection with the restructuring initiative. For the three months and twelve months ended October 31, 2021, we recorded higher stock-based compensation for the early vesting of restricted stock for the retirement of our former Chief Executive Officer and Board member.
(g)	For the three and twelve months ended October 31, 2022, we incurred $0.3 million and $1.4 million of related professional fees related to the Mexican tax matters. For the three and twelve months ended October 31, 2021, we incurred $0.3 million of related professional fees related to the Mexican tax matters. For the three and twelve months ended October 31, 2022, we recognized a return to provision discrete tax expense of $0.4 million and $0.9 million due to the finalization of the tax treatment for the final settlement of the 2011 Assessment (see below).

In June 2021, we paid $2.4 million in full settlement of the 2011 Assessment. Of this amount, $1.5 million has been recorded as a discrete item in the Income Tax Provision and $0.9 million is related to Value Added Tax expense and recorded as expenses related to the Mexican tax matters. An additional $0.3 million of related professional fees have also been recorded as expenses related to the Mexican tax matters.

In July 2021, based on our evaluation of the most probable outcomes of the 2013 Assessment, we have recorded an accrual of $11 million in our financial statements as a discrete item in Income Tax Provision. An additional $0.1 million of related professional fees have also been recorded as expenses related to the Mexican tax matters.

(h)	On October 18, 2021, we announced the closure of Prepared’s food processing operations at our Green Cove Springs (near Jacksonville), Florida facility, as part of our Project Uno profit improvement program. As of November 15, the Green Cove facility of RFG has ceased operations. We incurred $0.9 million of expenses for the year ended October 31, 2022, related to the closure of this facility. In addition, we incurred $0.2 million of losses on disposals of fixed assets for the year ended October 31, 2022.
(i)	Tax impact of non-GAAP adjustments are based on effective year-to-date tax rates.

Calavo Growers, Inc.

CALAVO GROWERS, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (UNAUDITED)

(in thousands, except per share amounts)

The following table presents EBITDA and adjusted EBITDA, each a non-GAAP measure, and reconciles them to net income (loss) attributable to Calavo Growers, Inc., which is the most directly comparable GAAP measure. See “Non-GAAP Financial Measures” earlier in this release.

	Three months ended October 31,		Year ended October 31,
	2022	2021	2022	2021
Net loss attributable to Calavo Growers, Inc.	$(3,316)	$(12,955)	$(6,249)	$(11,818)
Interest Income	(98)	(277)	(500)	(335)
Interest Expense	414	225	1,686	798
Provision (Benefit) for Income Taxes	3,614	(6,326)	3,251	10,747
Depreciation & Amortization	4,117	4,646	16,589	17,571
Stock-Based Compensation (d)	1,016	1,132	3,139	3,950
EBITDA	$5,747	$(13,555)	$17,916	$20,913

Adjustments:
Non-cash losses (income) recognized from unconsolidated entities (a)	(248)	(36)	564	1,719
Net (gain) loss on Limoneira shares (d)	3,125	2,985	8,928	(3,858)
Loss (Recovery) from FreshRealm and other related expenses (b)	—	—	—	(5,989)
RFG rent expense add back (e)	108	108	432	396
Acquisition costs (c)	—	—	—	262
Restructure costs - consulting and management recruiting and severance (f)	440	1,708	4,775	1,833
Expenses related to Mexican tax matters (g)	269	455	1,417	1,797
Impairment, losses and charges related to property, plant and equipment (h)	186	9,748	1,115	9,748
Adjusted EBITDA	$9,627	$1,413	$35,147	$26,821
Adjusted EBITDA per dilutive share	$0.55	$0.08	$1.98	$1.52

See prior page for footnote references

Calavo Growers, Inc.

CALAVO GROWERS, INC.

OTHER INFORMATION (UNAUDITED)

(in thousands, except per pound amounts)

	Three months ended October 31,		Year ended October 31,
	2022	2021	2022	2021
Pounds of avocados sold	78,208	81,652	332,116	378,168
Pounds of prepared avocado products sold	5,539	6,284	23,453	25,889
Average sales price per pound - avocados	$1.34	$1.68	$1.93	$1.41
Gross profit per pound - avocados	$0.09	$0.08	$0.14	$0.11
Average sales price per pound – prepared avocado products	$3.01	$2.93	$3.05	$2.89
Gross profit per pound – prepared avocado products	$0.41	$0.29	$0.17	$0.51